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                                                                   EXHIBIT 10(j)

                      SPLIT DOLLAR LIFE INSURANCE AGREEMENT

         THIS AGREEMENT, effective as of the 21st day of September, 1999, by and between SOUTHTRUST CORPORATION, a Delaware corporation (hereinafter referred to as the "Corporation"); and Wallace Davis Malone, III, as Trustee of the MALONE CHILDREN'S TRUST dated the 1st day of September, 1999 (hereinafter referred to as the "Policy Owner").

                              W I T N E S S E T H:

         WHEREAS, Wallace D. Malone, Jr. (hereinafter referred to as the "Employee") is employed by the Corporation; and

         WHEREAS, the Employee has performed his duties ably and well, and to the satisfaction and benefit of the Corporation; and

         WHEREAS, the Corporation wishes to participate in the obtaining of life insurance protection on the Employee's life; and

         WHEREAS, the Employee wishes to obtain life insurance protection on his life; and

         WHEREAS, the Policy Owner wishes to obtain life insurance protection on the Employee's life; and

         WHEREAS, the parties desire to have a separate agreement outlining their rights and obligations with respect to such insurance.

         NOW, THEREFORE, in consideration of the mutual promises and obligations set forth hereinafter, the parties agree as follows:


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                                   ARTICLE I.

         Policy Owner is the owner of the life insurance policy or policies on the life of the Employee as listed by the policy number on Exhibit A, attached hereto (hereinafter referred to as the "Policy"). The Policy is the exclusive property of the Policy Owner, who, subject to the terms of this Agreement, may exercise all rights of ownership with respect thereto.

                                   ARTICLE II.

         A. After the execution of this Agreement, the Corporation shall pay up to five (5) annual premiums of $1,350,900.00 per year towards the purchase of the Policy so long the Employee is living. This payment shall be made on or before the date the premium is due or within the grace period allowed by the Policy for the payment of premiums and, if requested, the Corporation shall give proof of timely payment of each premium to the Policy Owner. Thereafter, the Corporation shall not be responsible for any additional premium payments due under the Policy.

         B. Within thirty (30) days after payment by the Corporation of the premium due on the Policy, the Policy Owner shall remit to the Corporation the cost of insurance coverage in the amount of the Part B proceeds (as defined in Article VIII) payable under the Policy. The rate used to determine the cost of such insurance shall be the economic benefit to the Policy Owner attributable to the insurance protection on the life of the Employee based on the provisions of Internal Revenue Service's Revenue Rulings 64-328, 66-110, 55-747, and 67-154.

         C. Beginning with the eighth (6th) annual premium, any premium due under the Policy shall be paid by withdrawal from the cash value of the Policy. The Policy Owner is not required under this Agreement to pay any premiums towards the purchase of the Policy but may, in


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its discretion, pay as a premium payment on the Policy any amount at any time which the Policy Owner desires.

         D. It is acknowledged by the parties that beginning with the due date of the sixth (6th) annual premium, the Employee will be deemed to have income for federal income tax purposes each year to the extent of the difference between the cost of the insurance coverage in the amount of the Part B proceeds payable under the Policy for that year and the amount, if any, of premium paid by the Policy Owner during the year and that a gift in the amount of such income will be deemed to be made by the Employee to the Policy Owner for federal gift tax purposes.

                                  ARTICLE III.

         The Policy Owner shall collaterally assign the Policy to the Corporation pursuant to the terms of this Agreement as security for the repayment by the Policy Owner of certain amounts due to the Corporation as provided in Article VII and Article VIII of this Agreement. The security interest of the Corporation shall be limited to an amount equal to the cash surrender value of the Policy, as reduced by any Policy loans.

                                  ARTICLE IV.

         During the term of this Agreement, the Policy Owner shall cause the total death benefit payable under the Policy to be an amount not less than the sum of the face amount of the Policy plus the lesser of (i) the accumulation value of the Policy (determined without regard to applicable surrender charges) and (ii) the aggregate unreimbursed amounts paid by the Corporation for the premiums on the Policy.


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                                   ARTICLE V.

         Should either of the parties to this Agreement deem it desirable, application may be made for supplemental agreements or riders to be attached to the Policy. All ownership rights with respect to any such agreements or riders shall be held by the party making application therefore. Any additional premiums shall be allocated to and paid by the owner of the agreement or rider. The proceeds from such agreements or riders shall be payable to the owner thereof.

                                  ARTICLE VI.

         The Policy Owner shall not exercise its right to surrender the Policy or its right to obtain one or more Policy loans based on the Policy's loan value without the written consent of the Corporation. The Policy Owner retains all other rights in the Policy not specifically assigned to the Corporation including, but not limited to, the following rights:

         A.       The right to change the beneficiary of the Policy.

         B. The right to select optional methods of settlement with regard to the Part B death benefit provided for in Article VIII.

         C. The right to assign the rights of the Policy Owner in the Policy.

         D.       All other rights contained in the Policy.

                                  ARTICLE VII.

         In the event of surrender of the Policy during the term of this Agreement, the Corporation shall receive the Policy's cash surrender value as defined in the Policy and shall retain


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an amount equal to the sum of Two Million Six Hundred Fourteen Thousand Fifty
Six and no/100 Dollars ($2,614,056.00) plus the aggregate unreimbursed amounts paid by the Corporation for premiums on the Policy. Any balance of any cash surrender value received by the Corporation shall be paid to the Policy Owner. The insurance company shall have no responsibility to ascertain the amount due, if any, to the Corporation and the Policy Owner under this Agreement and shall be discharged from all liability in making payment to the Corporation of the Policy proceeds. The insurance company shall have no responsibility with respect to the disposition or application of any amount paid by it to the Corporation. In the event that the cash surrender value has been reduced due to loans then outstanding pursuant to the Policy Owner's loan rights in the Policy, then the Policy Owner shall pay to the Corporation such additional amounts as are necessary to return to the Corporation the entire amount due it under this Agreement. The Policy Owner may not surrender the Policy without the written consent of the Corporation.

                                  ARTICLE VIII.

         In the event of the death of the Employee while the Policy and this Agreement are in force, the proceeds of the Policy shall be divided into two parts and paid by the insurance company as follows:

         Part A -- An amount shall be paid to the Corporation which shall be an amount equal to the sum of Two Million Six Hundred Fourteen Thousand Fifty Six and no/100 Dollars ($2,614,056.00) plus the aggregate unreimbursed amounts paid by the Corporation for the premiums on the Policy, less the amounts, if any, that have been received by the Corporation as a beneficiary under the Policy.


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         Part B -- The balance of the proceeds shall be paid to the beneficiary or beneficiaries designated to receive such balance in accordance with the terms of the Policy.

         Within sixty days after the death of the Employee, the Corporation shall provide the insurance company with a written statement indicating the amount of the Part A proceeds which it is entitled to receive under this Article VIII, and, if requested by the insurance company, a written release of all its interest with respect to the proceeds in excess of such amount. The Corporation shall pay to the beneficiary or beneficiaries of the Part B Proceeds any proceeds received by the Corporation in excess of the amount due it.

                                   ARTICLE IX.

         A. This Agreement shall be terminated upon the occurrence of any of the following events:

                  1. Upon the sixteenth (16th) anniversary of the issuance of the Policy; or

                  2. Upon mutual agreement of the Corporation and the Policy Owner.

         B. If this Agreement is terminated pursuant to A above, the Policy Owner shall within thirty (30) days from the effective date of such termination remit to the Corporation the aggregate unreimbursed amounts paid by the Corporation for the premiums on the Policy, less any amounts received in respect of the Policy by the Corporation from the insurance company. Upon receipt of this amount, the Corporation shall release its rights under this Agreement.


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                                   ARTICLE X.

         For purposes of meeting the requirements of the Employee Retirement Income Security Act of 1974 (hereinafter called "ERISA"), the Corporation is hereby designated as the "Named Fiduciary" under this Agreement. The Named Fiduciary shall have authority to control and manage the operation and administration of this Agreement in compliance with ERISA, and it shall be responsible for establishing and carrying out a funding policy method consistent with the requirements of ERISA and the objectives of this Agreement.

                                   ARTICLE XI.

         The Corporation shall make all determinations concerning rights granted under ERISA to benefits under this Agreement. Any decision by the Corporation denying a claim by a claimant for benefits under this Agreement shall be stated in writing and delivered or mailed to the claimant. Such decision shall set forth specific reasons for denial, written to the best of the Corporation's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Corporation shall afford a reasonable opportunity to the claimant for a full and fair review of the decision denying such claim.

                                  ARTICLE XII.

         The parties agree to execute any documents necessary or proper to carry out the purpose and intent of this Agreement.


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                                  ARTICLE XIII.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns.

                                  ARTICLE XIV.

         This Agreement embodies all agreements made with respect to the Policy, and no change, alteration, or modification may be made except in writing by all parties hereto.

                                  ARTICLE XV.

         This Agreement shall be governed by the laws of the State of Alabama.

                                  ARTICLE XVI.

         The parties agree that this is a private Agreement to which the insurance company issuing the Policy is not a party and for which it can assume no responsibility, and therefore, a copy need not be filed with the insurance company.


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         IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective as of the 21st day of September, 1999.

                                            SOUTHTRUST CORPORATION,
                                            a Delaware corporation


                                            By:  /s/ CHARLES WHITFIELD, JR.
                                               -------------------------------
                                                 SENIOR VICE PRESIDENT
                                               -------------------------------
                                                 Its

                                            (CORPORATION)
ATTEST:

By:  /s/ ALTON E. YOTHER
   ---------------------------
     SECRETARY
   ---------------------------
     Its Secretary

                                            MALONE CHILDREN'S TRUST
                                            dated September 1, 1999


                                            By: /s/ WALLACE D. MALONE
                                               -------------------------------
                                                 Wallace Davis Malone, III
                                                 Its Trustee

                                            (POLICY OWNER)


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